                                                                      APPENDIX A




                              AGREEMENT OF MERGER

                                       OF

                           JAKKS ACQUISITION II, INC.

                                 WITH AND INTO

                           PENTECH INTERNATIONAL INC.

                            DATED AS OF MAY 22, 2000

                               TABLE OF CONTENTS

SECTION                                                                                                        PAGE
-------                                                                                                        ----

   1.     Certain Definitions...............................................................................    A-1

   2.     The Constituent Corporations......................................................................    A-5

   3.     The Merger........................................................................................    A-5

   4.     Certificate of Incorporation; Bylaws; and Directors
            and Officers of the Surviving Corporation.......................................................    A-5

   5.     Purchase Price; Conversion of Shares..............................................................    A-5

   6.     Payment Procedures................................................................................    A-6

   7.     Representations and Warranties of Pentech.........................................................    A-7

   8.     Representations and Warranties of JAKKS...........................................................   A-13

   9.     Certain Covenants.................................................................................   A-14

  10.     Conditions to Closing.............................................................................   A-17

  11.     Closing...........................................................................................   A-18

  12.     Termination.......................................................................................   A-19

  13.     Miscellaneous.....................................................................................   A-20

                              AGREEMENT OF MERGER

                                       OF

                           JAKKS ACQUISITION II, INC.

                                 WITH AND INTO

                           PENTECH INTERNATIONAL INC.

     THIS AGREEMENT OF MERGER dated as of May 22, 2000 by and among JAKKS Pacific, Inc., a Delaware corporation ("JAKKS"), JAKKS Acquisition II, Inc., a Delaware corporation ("Newco"), and Pentech International Inc., a Delaware corporation ("Pentech").

                              W I T N E S S E T H:

     WHEREAS, JAKKS desires to acquire the business and assets of Pentech, subject to its liabilities, and to effect such acquisition, the parties hereto desire that Newco merge with and into Pentech, so that Pentech shall survive the merger as a wholly-owned subsidiary of JAKKS, all on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Certain Definitions.

     1.1 "Account" means any account receivable or other right to payment arising from the sale of merchandise or services in the Business, any loan or other extension of credit or any other sale, lease, exchange or other disposition of any Assets by, or for the account of, Pentech or a Subsidiary, whether or not in the ordinary course of business.

     1.2 "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or Law or otherwise.

     1.3 "Agreement" means this Agreement of Merger, as amended or supplemented.

     1.4 "Alternative Action" means any action (a) by Pentech's Board of Directors (i) to withdraw its approval or recommendation of the Merger or (ii) to modify or to qualify such approval or recommendation in a manner adverse to JAKKS or which would prevent, impede or materially delay the consummation of the Merger or (iii) to accept or recommend an Alternative Proposal; or (b) by Pentech or any Principal Stockholder to enter into any Alternative Agreement.

     1.5 "Alternative Agreement" means any contract, letter of intent, agreement in principle or similar agreement relating to any Alternative Transaction.

     1.6 "Alternative Proposal" means any bid, offer or other proposal relating to an Alternative Transaction.

     1.7 "Alternative Transaction" means (a) any merger, consolidation or other business combination or reorganization pursuant to which a substantial portion of the Business or the Assets are sold or otherwise transferred to, or combined with that or those of, another Person; (b) a transaction as a result of which any Person (other than Pentech or a Subsidiary) becomes the holder, directly or indirectly, of securities of Pentech having 30% or more of the voting power of all voting securities of Pentech; or (c) the acquisition, directly or indirectly, by another Person of control of Pentech, in each case, other than the Merger.

     1.8 "Assets" means the assets of Pentech or a Subsidiary.

     1.9 "Business" means Pentech's business of designing, developing, manufacturing, marketing and otherwise dealing and trading in or with pens, markers, pencils, other writing instruments and activity kits, and all business activities incidental thereto.

     1.10 "Certificate" means a certificate that, immediately prior to the Effective Time, shall represent outstanding shares of Pentech Common Stock.

     1.11 "Certificate of Merger" means the certificate of merger, substantially in the form of Exhibit A, to be filed pursuant to Section 3.1.

     1.12 "Closing" means the closing of the Merger as provided in Section 3.1.

     1.13 "Closing Date" means the date of the Closing.

     1.14 "Code" means the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

     1.15 "Consent" means any approval, authorization, consent, ratification, waiver, exemption or variance by or on behalf of any Person that is not a party to this Agreement.

     1.16 "Constituent Corporation" means Newco or Pentech.

     1.17 "DGCL" means the Delaware General Corporation Law, as amended.

     1.18 "Dissenting Shares" is defined in Section 5.5.

     1.19 "ECRA" means the New Jersey Environmental Cleanup Responsibility Act.

     1.20 "Effective Time" is defined in Section 3.1.

     1.21 "Eligible Option" means any Option to the extent such Option is exercisable at any time with respect to any shares of Pentech Common Stock subject thereto at an exercise price less than $1.40 (whether or not such Option is vested or exercisable at the Effective Time with respect to such shares).

     1.22 "Employee Plan" means an employee benefit plan (including a multi-employer plan) as defined in Section 3(3) of ERISA.

     1.23 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.24 "ERISA Affiliate" means Pentech, a Subsidiary and any other Person that is a trade or business that would be deemed to be, together with Pentech and the Subsidiaries, a "single employer" within the meaning of Section 414 of the Code.

     1.25 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.26 "Fairness Opinion" means an opinion of Business Valuation Services, Inc. or another investment banking or financial advisory firm reasonably satisfactory to JAKKS and Pentech to the effect that the Merger Consideration is, on the date hereof, fair, from a financial point of view, to the holders of outstanding shares of Pentech common stock.

     1.27 "GAAP" means generally accepted accounting principles in the United States.

     1.28 "Governmental Authority" means any United States or foreign federal, state or local government or governmental authority, agency or instrumentality; any court or arbitration panel of competent jurisdiction; any stock exchange or automated inter-dealer quotation system on which any securities of JAKKS or Pentech are listed, admitted to trading or included for quotation; or any recognized trade or industry association or organization that establishes policies or standards for, or otherwise regulates or supervises, the Business or the Assets.

     1.29 "Hazardous Material" means any contaminant, pollutant or toxic or hazardous waste, effluent or other substance or material, including without limitation any radioactive, explosive, flammable, corrosive or infectious substance or material, or any substance or material containing friable asbestos, polychlorinated biphenyls or urea formaldehyde or which is otherwise subject to any Law, Permit or Order relating to the protection of the environment or human health or safety.

     1.30 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.31 "HSR Form" means a Notification and Report Form for Certain Mergers and Acquisitions required to be filed pursuant to the HSR Act in connection with the Merger.

     1.32 "Indebtedness" means, as to Pentech and the Subsidiaries on a consolidated basis (without duplication), (a) indebtedness for borrowed money or the deferred purchase price of property or services in respect of which any such Person is liable as obligor; (b) all obligations evidenced by notes, bonds, debentures or similar instruments; (c) indebtedness secured by any Lien on any Assets regardless of whether Pentech or any Subsidiary shall have assumed or is liable as obligor for such indebtedness; (d) obligations of any such Person under any capital lease; and (e) any other obligation or liability which would be required under GAAP to be recorded as indebtedness on a consolidated balance sheet of Pentech and the Subsidiaries.

     1.33 "Joint Venture" means the Shanghai Jay Vee Stationery Co., Ltd.

     1.34 "Law" means any statute, rule, regulation or ordinance of any Governmental Authority.

     1.35 "Lease" means a lease by Pentech or a Subsidiary for any Real
Property.

     1.36 "License Agreement" means a license, royalty or other agreement pursuant to which Pentech or a Subsidiary has the right to use or exploit any Trade Right of another Person.

     1.37 "Lien" means any security interest, conditional sale or other title retention agreement, mortgage, pledge, lien, charge, encumbrance or other adverse claim or interest.

     1.38 "Material Adverse Effect" means a material adverse effect on the Business, the Assets, or the operations, financial condition or results of operations of Pentech and the Subsidiaries, taken as a whole.

     1.39 "Material Contract" means any material contract to which Pentech or a Subsidiary is a party or is otherwise subject, including without limitation
(a) any License Agreement; (b) any such contract that provides for any Person, other than Pentech or a Subsidiary, to use or exploit, or prohibits or limits such other Person's use of, a Trade Right of Pentech or a Subsidiary; (c) any Restrictive Agreement; (d) any such contract that prohibits any Person, other than Pentech or a Subsidiary, from engaging, or curtails or restricts the nature or scope of such other Person's activities, in any line of business or geographic territory; or (e) any such contract (i) that relates to (A) a transaction or series of related transactions involving the expenditure or receipt by Pentech and the Subsidiaries of an amount in excess of $100,000 or the transfer of property with a fair market value in excess of $100,000,
(B) any Indebtedness in an amount in excess of $100,000, (C) any Lien on any Assets with a fair market value in excess of $100,000 or (D) a transaction not in the ordinary course of business, or (ii) as to which any breach or default thereunder would have a Material Adverse Effect.

     1.40 "Merger" means the statutory merger of the Constituent Corporations and the related transactions provided for herein.

     1.41 "Merger Consideration" means the cash consideration to be paid on account of the Merger in respect of (a) the shares of Pentech Common Stock outstanding at the Effective Time and (b) Eligible Options.

     1.42 "Merger Document" means this Agreement and each other agreement, instrument, certificate or other document to be executed, delivered or filed pursuant to this Agreement or otherwise in connection with the Merger.

     1.43 "NJDEPE" means the New Jersey Department of Environmental Protection and Energy.

     1.44 "Notice" means giving any notice to, or making any declaration or filing, or registration or recordation, with any Person.

     1.45 "Option" means an option or limited stock appreciation right granted under any Option Plan or Other Option.

     1.46 "Option Plan" means one of Pentech's stock option plans listed on
Schedule 1.46.

     1.47 "Order" means any judgment, order, writ, decree, award, directive, ruling or decision of any Governmental Authority.

     1.48 "Other Option" means an option, warrant or other right to purchase, or an outstanding security or instrument convertible into or exchangeable for, Pentech Common Stock listed on Schedule 7.7.

     1.49 "Paying Agent" means the Person appointed by JAKKS to collect and cancel certificates representing shares of Pentech Common Stock outstanding at the Effective Time and to disburse the Merger Consideration.

     1.50 "Payment Fund" is defined in Section 6.1.

     1.51 "Pentech Common Stock" means the common stock, par value $.01 per share, of Pentech.

     1.52 "Permit" means any permit, license, certification, qualification, franchise or privilege issued or granted by any Governmental Authority.

     1.53 "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, Governmental Authority, or any group of the foregoing acting in concert.

     1.54 "Plant Closing" means the shut-down and termination of production and distribution operations of Sawdust Pencil Company in the United States.

     1.55 "Principal Stockholder" means a stockholder of Pentech who is a party to the Voting Agreement.

     1.56 "Proceeding" means any action, suit, arbitration, audit, investigation or other proceeding, at law or in equity, before or by any Governmental Authority.

     1.57 "Real Property" means the real property subject to the Leases.

     1.58 "Restrictive Agreement" means an agreement that prohibits or limits Pentech's or a Subsidiary's use of a Trade Right of another Person or prohibits Pentech or a Subsidiary from engaging, or curtails or restricts the nature or scope of Pentech's or a Subsidiary's activities, in any line of business or geographic territory.

     1.59 "SEC" means the U.S. Securities and Exchange Commission.

     1.60 "Securities Act" means the Securities Act of 1933, as amended.

     1.61 "Services Agreements" means the Supplemental Services Agreements between JAKKS and Norman Melnick and David Melnick, respectively, and the Consulting Agreement between JAKKS and Richard S. Kalin, substantially in the forms set forth in Exhibits B, C and D, respectively.

     1.62 "Stockholder Approval" means the affirmative vote of the holders of a majority of shares of Pentech Common Stock outstanding on the record date for the Stockholders' Meeting to adopt this Agreement and to approve the Merger.

     1.63 "Stockholders' Meeting" means a special meeting of Pentech's stockholders (including any postponement or adjournment thereof) to be held, pursuant to Notice, to consider and vote upon adoption of this Agreement and approval of the Merger.

     1.64 "Subsidiary" means the Joint Venture or a Person listed on Schedule 1.64.

     1.65 "Superior Proposal" is defined in Section 10.5.

     1.66 "Tax" means any United States or foreign federal, state or local income, excise, sales, property, withholding, social security or franchise tax or assessment, and any interest, penalty or fine due thereon or with respect thereto.

     1.67 "Termination Fee" is defined in Section 13.4

     1.68 "Trade Right" means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property.

     1.69 "Voting Agreement" means the Voting and Lock-Up Agreement of even date herewith among JAKKS, Pentech and certain of its stockholders.

2. The Constituent Corporations.

     The name and the jurisdiction of incorporation of each Constituent Corporation are as follows:

                   NAME                PLACE OF INCORPORATION
        ---------------------------    ----------------------
        Pentech International Inc.            Delaware
        JAKKS Acquisition II, Inc.            Delaware

The surviving corporation is Pentech.

3. The Merger.

     3.1 Subject to the satisfaction of the conditions set forth in Article 11, Pentech, as the surviving corporation of the Merger, shall file the Certificate of Merger in accordance with DGCL ss. 251(c), and the Merger shall be effective as of the date and time set forth therein (the "Effective Time").

     3.2 At the Effective Time, Newco shall be merged with and into Pentech, and the Constituent Corporations shall thereupon become and constitute a single corporation. Pentech shall be the surviving corporation of the Merger and the separate existence of Newco shall cease. Except as otherwise provided by Law, the surviving corporation shall thereupon, without further act or deed, succeed to all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations; acquire all the business, property, franchises, claims and causes of action and every other asset of each of the Constituent Corporations; and assume and be subject to all the debts and liabilities of each of the Constituent Corporations.

     3.3 The directors, officers, employees and agents of JAKKS and Pentech, as the surviving corporation, shall be authorized, at and after the Effective Time, to execute and deliver, in the name of Pentech or Newco, any assignments, bills of sale, deeds or other instruments and to take such other actions as are reasonably necessary or appropriate to vest in Pentech, as the surviving corporation, as a result of, or in connection with, the Merger, all right, title and interest in and to the Assets and to perfect and to confirm the same.

4. Certificate of Incorporation; Bylaws; and Directors and Officers of the Surviving Corporation.

     4.1 At the Effective Time, the Certificate of Incorporation of Pentech shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation, unless and until amended or restated in the manner provided by Law.

     4.2 At the Effective Time, the Bylaws of Newco shall continue in full force and effect as the Bylaws of the surviving corporation, unless and until revoked or amended in the manner provided by Law, its Certificate of Incorporation or such Bylaws.

     4.3 At the Effective Time, the number of Persons constituting the entire Board of Directors of the surviving corporation shall be two, and the incumbent directors of Newco immediately prior to the Effective Time shall thereupon become the directors of the surviving corporation.

     4.4 At the Effective Time, all the incumbent officers of Pentech shall resign (or be removed) and the incumbent officers of Newco immediately prior to the Effective Time shall thereupon become the officers of the surviving corporation.

5. Purchase Price; Conversion of Shares.

     5.1 At the Effective Time, by virtue of the Merger and without any further act or deed by any Person, each share of common stock of Newco then outstanding shall be converted into one share of Pentech Common Stock, all of which shares shall be validly issued, fully paid and nonassessable and shall thereafter constitute all of the issued and outstanding capital stock of Pentech, as the surviving corporation.

     5.2 Subject to Section 5.5, at the Effective Time, by virtue of the Merger and without any further act or deed by any Person, each share of Pentech Common Stock then outstanding (other than any such share owned by Pentech, a Subsidiary, JAKKS or Newco) shall cease to be outstanding and shall be retired and cancelled, and the holder of each such share immediately prior to the Effective Time shall cease forthwith to have any right with respect to any capital stock of Pentech, as the surviving corporation, or any interest therein or in the Assets, but shall thereupon become entitled to receive Merger Consideration in the amount of $1.40 in respect of such share.

     5.3 At the Effective Time, by virtue of the Merger and without any further act or deed by any Person, each share of Pentech Common Stock then outstanding owned by Pentech, a Subsidiary, JAKKS or Newco shall cease to be outstanding and shall be retired and cancelled, and no Merger Consideration shall be payable in respect thereof.

     5.4 At the Effective Time, by virtue of the Merger and without any further act or deed by any Person, each Option outstanding at the Effective Time shall expire and terminate, and the holder thereof immediately prior to the Effective Time shall cease forthwith to have any right with respect to any capital stock of Pentech, as the surviving corporation, or any interest therein or in the Assets, except that the holder of each Eligible Option shall thereupon become entitled to receive in respect of each share of Pentech Common Stock subject to such Eligible Option Merger Consideration in an amount equal to the excess of $1.40 over the exercise price of such Eligible Option with respect to such share.

     5.5 Any other provision of this Article 5 notwithstanding, any outstanding shares of Pentech Common Stock the holder of which asserts and perfects the right to receive payment for shares pursuant to DGCL ss. 262 (the "Dissenting Shares") shall not be subject to the foregoing provisions of this Article, and the holder thereof shall have only such rights as are granted to dissenting stockholders under said DGCL ss. 262; provided, however, that Dissenting Shares as to which the holder thereof subsequently withdraws his demand for payment (or fails to perfect his dissenter's rights) before payment thereof shall thereupon be subject to Section 5.2 in the same manner as provided herein for other outstanding shares of Pentech Common Stock (except as to the time of payment, which shall be as promptly as practicable after withdrawal of such demand). Pentech shall give to JAKKS prompt notice of any demands received from holders of Dissenting Shares for payment of the value of such shares, and JAKKS shall have the exclusive right to conduct all negotiations and proceedings with respect to any such demands. Pentech shall not, except with the prior written consent of JAKKS, voluntarily make any payment with respect to, or compromise or settle, or offer to compromise or settle, any such demand for payment. The assertion of any demand for payment by a holder of Dissenting Shares shall not prevent, interfere with or delay the consummation of the Merger and the other transactions contemplated hereby, except as provided by DGCL ss. 262 or as a court of competent jurisdiction may otherwise Order.

6. Payment Procedures.

     6.1 Prior to the Closing Date, JAKKS shall appoint American Stock Transfer and Trust Company or another Person (reasonably acceptable to Pentech) to act as the Paying Agent. Prior to or at the Closing, JAKKS shall deposit with the Paying Agent, in trust for the benefit of the holders of Pentech Common Stock outstanding at the Effective Time and holders of Eligible Options, cash in an amount sufficient to pay the Merger Consideration (the "Payment Fund"). The Paying Agent shall invest the Payment Fund as directed by JAKKS and any interest, dividends or other income thereon shall be added to and constitute a portion of the Payment Fund. If at any time the amount of the Payment Fund shall exceed the amount of the Merger Consideration remaining to be paid, the Paying Agent shall, upon request by JAKKS, remit to JAKKS cash in an amount less than or equal to the amount of such excess. If at any time the amount of the Payment Fund shall be less than the amount of the Merger Consideration remaining to be paid, the Paying Agent shall promptly give to JAKKS Notice to such effect and JAKKS shall promptly deliver to the Paying Agent funds in an amount equal to or greater than the amount of such deficiency.

     6.2 JAKKS shall cause the Paying Agent promptly after the Effective Time to mail to each holder of Pentech Common Stock at the Effective Time (a) a letter of transmittal, in customary form reasonably acceptable to Pentech and the Paying Agent, which shall state that (i) such holder is entitled to receive the Merger Consideration in respect of the shares of Pentech Common Stock so held by such holder upon surrender of his Certificate or Certificates, as specified therein, and (ii) such surrender shall be effected, and risk of loss and title to such Certificate or Certificates shall pass only upon proper delivery thereof to the Paying Agent, and (b) instructions specifying the place at which and the manner in which such Certificate or Certificates are so to be delivered. Upon such surrender of any such Certificate, together which such letter of transmittal, duly completed and executed in accordance with the instructions thereto, and the delivery of such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive the Merger Consideration payable in respect of the shares of Pentech Common Stock represented by such Certificate, and the Paying Agent shall promptly mail a check in such amount to such holder payable to the Person indicated in the letter of transmittal. No interest shall accrue for the benefit of, or be payable to, any such holder on account of the Merger Consideration payable in respect of such shares of Pentech Common Stock. In the event of a transfer of ownership of any share of Pentech Common Stock which is not registered in the stock transfer records for the Pentech Common Stock, the Paying Agent may pay the Merger Consideration and mail a check therefor to the transferee thereof if the Certificate representing such shares is presented to the Paying Agent, together with such documents as the Paying Agent may reasonable request to evidence such transfer and the payment in full of any applicable stock transfer Taxes.

     6.3 Notwithstanding the failure of any Certificate to be surrendered as hereinabove provided, each such Certificate, from and after the Effective Time, shall not represent any interest in the surviving corporation, or any Assets thereof, but shall represent only the right of the holder thereof at the Effective Time to receive the Merger Consideration payable in respect thereof upon surrender of such Certificate pursuant hereto. The stock transfer books of Pentech shall be closed immediately at the effective Time and no transfer of shares of Pentech Common Stock shall be effective or registered thereafter.

     6.4 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit to such effect by the Person claiming to be the holder of such Certificate and, if required by JAKKS, the posting by such Person of a bond in a reasonable and customary amount as an indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay to such Person the Merger Consideration with respect to the shares represented by such Certificate.

     6.5 Promptly after the Effective Time, the Paying Agent shall pay to each holder of an Eligible Option the Merger Consideration payable in respect thereof and mail to such holder at the address shown in the option agreement or Certificate relating to such Eligible Option a check in such amount payable to the order of such holder.

     6.6 The Paying Agent shall deduct and withhold from the amount of the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Pentech Common Stock at the Effective Time or any holder of an Eligible Option such amounts as it is required to deduct and withhold with respect to the payment of the Merger Consideration under the Code or any corresponding provision of any other Law relating to Taxes. To the extent that any amount is so withheld, such amount shall be deemed for all purposes of this Agreement to have been paid as part of the Merger Consideration to the holder of the shares of Pentech Common Stock at the Effective Time or the holder of the Eligible Option that would otherwise have been entitled actually to receive such amount.

     6.7 None of JAKKS, Pentech, as the surviving corporation, or the Paying Agent, or any officer, employee or agent thereof, shall be liable to any Person in respect of any Merger Consideration that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     6.8 If any portion of the Payment Fund remains undistributed six months after the Closing Date, the balance thereof shall be delivered to JAKKS or to the Person designated by JAKKS, and any holder of a Certificate that shall not have theretofore complied with the provisions of this Article for the surrender of such Certificate and that shall not have received the Merger Consideration payable in respect thereof shall thereafter look only to JAKKS for the payment of such Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of shares of Pentech Common Stock at the Effective Time five years after the Closing Date (or such earlier date as such amount would otherwise escheat to or become the property of any Governmental Authority) shall, to the fullest extent permitted by Law, become the property of Pentech, as the surviving corporation, free and clear of any claims or interests of any Person previously entitled thereto.

7. Representations and Warranties of Pentech.

     Pentech hereby represents and warrants to JAKKS as follows:

     7.1 Pentech is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the full corporate power and authority to own its Assets and carry on the Business as and in the places where such Assets are now located or such Business is conducted. Complete and correct copies of Pentech's Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State of Delaware, and Pentech's Bylaws, including all amendments thereto, certified by the Secretary of Pentech, have been delivered to JAKKS. Pentech is permitted to transact business as a foreign corporation in each jurisdiction where required under applicable Law in light of the location or character of its Assets or the operation of the Business (except where the failure so to be Permitted would not have Material Adverse Effect), and each such jurisdiction is listed on Schedule 7.1.

     7.2 Pentech has full corporate power and authority to execute and deliver this Agreement and each other Merger Document to which it is a party and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Merger Document to which it is a party by Pentech and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Pentech, except for the Stockholder Approval. This Agreement has been, and each other Merger Document to which it is a party will be, duly executed and delivered by Pentech, and this Agreement is, and each other Merger Document to which it is a party, when so executed and delivered, will be, a legally valid and binding obligation of Pentech, enforceable against it in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by Pentech do not, and the execution and delivery of each other Merger Document by Pentech and the performance by Pentech of its obligations hereunder and thereunder will not, violate any applicable Law or any provision of Pentech's Certificate of Incorporation or Bylaws, and, except as set forth on Schedule 7.2, do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person under, any Material Contract, or result in the creation or imposition of any Lien upon any of the Assets or have a Material Adverse Effect.

     7.3 Pentech has engaged Business Valuation Services, Inc. to render a Fairness Opinion.

     7.4 Pentech's Board of Directors has unanimously (a) determined that this Agreement and the Merger are advisable and in the best interests of Pentech and its stockholders, (b) approved this Agreement and the Merger and (c) adopted resolutions recommending that Pentech's stockholders adopt this Agreement and approve the Merger and directing that this Agreement and the Merger be submitted for consideration by, and to the vote of, Pentech's stockholders at the Stockholders' Meeting, to be duly called pursuant to Notice for such purpose, in each case, subject to its receipt of a Fairness Opinion, and none of the foregoing actions has been rescinded or amended. The holders of record of Pentech Common Stock on the record date for the Stockholders' Meeting are the only Persons entitled under applicable Law and Pentech's Certificate of Incorporation and Bylaws to notice of, and to vote at, the Stockholders' Meeting. The Stockholder Approval is the only corporate action required to be effected in order to comply with the corporate approval requirements of DGCL ss.
251. Except for DGCL ss. 203, no state takeover or business combination Law is applicable to this Agreement or the Merger. The approval of this Agreement and the Merger by Pentech's Board of Directors constitutes approval thereof for the purposes of DGCL ss. 203.


     7.5 Except for the filing by Pentech of an HSR Form and the expiration or early termination of the waiting period under the HSR Act; the filing by Pentech of the proxy materials relating to the Stockholders' Meeting with the SEC pursuant to Section 14 of the Exchange Act; the Notice required to be given or made pursuant to ECRA and the issuance of a negative declaration or administrative consent order by the NJDEPE; and the filing of the Certificate of Merger with the Secretary of State of Delaware, and except as set forth on
Schedule 7.5, no Consent of, or Notice to, any Person is required as to Pentech in connection with its execution and delivery of this Agreement or any other Merger Document to which it is a party, or the performance of its obligations hereunder or thereunder, or the consummation of the Merger.



     7.6 Schedule 7.6 lists certain Proceedings to which Pentech or a Subsidiary is a party and claims against Pentech or a Subsidiary. No Proceeding is pending or, to Pentech's knowledge, threatened against or affecting the Business, the Assets or Pentech's or any Subsidiary's operations in which an unfavorable Order would have a Material Adverse Effect, or prohibit, invalidate or make unlawful, in whole or in part, this Agreement or any other Merger Document, or the carrying out of the provisions hereof or thereof or the transactions contemplated hereby or thereby. None of Pentech or any Subsidiary is in default in respect of any Order, which default would have a Material Adverse Effect, nor is there any Order enjoining Pentech in respect of, or the effect of which is to prohibit or curtail Pentech's performance of, its obligations under this Agreement or any other Merger Document.

     7.7 The entire authorized capital stock of Pentech consists of 20,000,000 shares of Pentech Common Stock, of which 12,571,258 shares are outstanding (and no shares are held in treasury), and 500,000 shares of series preferred stock, par value $.10 per share, none of which have been issued. All outstanding shares of Pentech Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 7.7, Pentech is not a party to any voting agreement or trust or other agreement, commitment or arrangement with respect to the voting or disposition of its capital stock, nor, to Pentech's knowledge, is there any such trust, agreement, commitment or arrangement. Except as set forth on Schedule 7.7, Pentech is not prohibited or restricted from paying any dividend upon or making any other distribution in respect of its capital stock (other than compliance with the applicable provisions of the DGCL), nor is Pentech obligated to redeem, purchase or otherwise acquire, or to pay any dividend upon or make any distribution in respect of, any of its outstanding capital stock. Except for the Option Plans (and the Options granted thereunder) and the Other Options, there are no (a) agreements, commitments or arrangements providing for the issuance or sale of any of Pentech's capital stock, or (b) any options, warrants or rights to purchase, or securities or instruments convertible into or exchangeable for, any of Pentech's capital stock. The Option Plans were duly authorized and adopted by Pentech (including the approval of Pentech's Board of Directors and stockholders) and all Options granted under any such Option Plan were properly granted in accordance therewith and with applicable Law. All Other Options were duly authorized and granted by all requisite corporate action on the part of Pentech and in accordance with applicable Law. A sufficient number of shares of Pentech Common Stock have been duly reserved for issuance upon the exercise of Options granted under the Option Plans or Other Options, and no other shares of Pentech's capital stock are reserved for issuance. Schedule 7.7 sets forth a complete and correct list of all Options outstanding on the date hereof, including, as to each, the holder thereof, the date of grant thereof, the total number of shares of Pentech Common Stock subject thereto, the dates on which and the number of such shares as to which such Option becomes exercisable, and the exercise price thereof. All shares of Pentech Common Stock issuable upon the exercise of Options, if and when issued and delivered in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and nonassessable,

     7.8 Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has full corporate power and authority to own its Assets and carry on its business as and in the places where such Assets are located or such business is conducted. Complete and correct copies of the certificate or articles of incorporation or organization of each Subsidiary, including all amendments thereto, certified by the secretary of state or other appropriate authority of its jurisdiction of incorporation or organization, and the Bylaws of each Subsidiary, certified by the corporate secretary or similar officer thereof, have been delivered to JAKKS. Each Subsidiary is permitted to transact business as a foreign corporation in each jurisdiction where required under applicable Law in light of the location or character of its Assets or the operation of its business (except where the failure so to be Permitted would not have a Material Adverse Effect), and each such jurisdiction is listed on Schedule 7.8. Except as set forth on Schedule 7.8, Pentech owns beneficially and of record all of the outstanding shares of capital stock of each Subsidiary free and clear of all Liens or any restriction with respect to the voting or disposition thereof (other than restrictions of general applicability imposed by federal or state securities Laws), and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 7.8, no Subsidiary is prohibited or restricted from paying any dividend upon or making any other distribution in respect of its capital stock (other than compliance with the applicable provisions of the DGCL), nor is any Subsidiary obligated to redeem, purchase or otherwise acquire, or to pay any dividend upon or make any distribution in respect of, any of its outstanding capital stock. There are no
(a) agreements, commitments or arrangements providing for the issuance or sale of any capital stock or any Subsidiary, or (b) any options, warrants or rights to purchase, or securities or instruments convertible into or exchangeable for, any capital stock of any Subsidiary. No shares of capital stock of any Subsidiary are reserved for issuance. None of Pentech or any Subsidiary owns or has subscribed, or is subject to any obligation, to purchase or otherwise acquire, directly or indirectly, (a) any capital stock of, or other equity interest or participation in, or (b) any option, warrant or other right to purchase, or any security or instrument convertible into or exchangeable for, any capital stock of, any Person, other than a Subsidiary.

     7.9 Pentech is required to file reports pursuant to Section 13 of the Exchange Act, and since January 1, 1997, Pentech has timely filed all reports, forms, statements and documents required to be filed by it under the Securities Act, the Exchange Act and any applicable rules of the Nasdaq Stock Market, Inc., all of which reports, forms, statements and other documents are in material compliance with applicable Laws. When filed, none of such reports, forms, statements and other documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements contained in such reports, forms, statements and other documents were prepared in accordance with GAAP applied on a consistent basis, and each such financial statement presents fairly in all material respects the consolidated financial position of Pentech and the Subsidiaries at the dates and their consolidated results of operations and cash flows for each of the respective periods indicated. None of Pentech or any Subsidiary has any liability or obligation of any kind, contingent or otherwise, relating to the Business or its Assets which would be required under GAAP to be disclosed in a balance sheet or the notes thereto but which is not reflected on Pentech's consolidated balance sheet at September 30, 1999 or the notes thereto or set forth on Schedule 7.9, and all of the liabilities and obligations set forth on such Schedule have arisen in the ordinary course of business since September 30, 1999.

     7.10 Except as set forth on Schedule 7.10, since September 30, 1999, there has been no material adverse change in the Business or the Assets or Pentech's or any Subsidiary's operations, financial condition or results of operations, nor has there been commenced any Proceeding in which an unfavorable Order would have a Material Adverse Effect, and none of Pentech or any Subsidiary has:

          (a) incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the Business or the Assets;

          (b) other than in the ordinary course of business, sold, assigned or transferred any of the Assets or any interest therein;

          (c) incurred any Indebtedness or other obligation or liability relating to the Business or the Assets, except in the ordinary course of business, or paid, satisfied or discharged any obligation or liability relating to the Business or the Assets prior to the due date or maturity thereof, except current obligations and liabilities in the ordinary course of business;

          (d) other than in the ordinary course of business, created, incurred, assumed, granted or suffered to exist any Lien on any of the Assets;

          (e) other than in the ordinary course of business, waived any right of material value or cancelled, forgiven or discharged any debt owed to it or claim in its favor; or

          (f) effected any transaction relating to the Business or the Assets other than in the ordinary course of business.

     7.11 Pentech or a Subsidiary, as the case may be, owns all of the Assets free and clear of all Liens, except for the Liens listed on Schedule 7.11, all of which were created in the ordinary course of business. The Assets consisting of equipment and other tangible property are in sufficiently good operating condition (normal wear and tear excepted) to be used to conduct the Business.

     7.12 Except as set forth on Schedule 7.12, there is no material breach or default by Pentech or a Subsidiary or, to Pentech's knowledge, by any other party under any Material Contract, each of which is in full force and effect. True and complete copies of all Contracts have been delivered or made available to JAKKS.

     7.13 Except as set forth on Schedule 7.13, inventory included in the Assets consists solely of merchandise usable or saleable in the ordinary course of business. Since September 30, 1999, there has been no change in the inventory reflected in Pentech's consolidated balance sheet at September 30, 1999, except in the ordinary course of business.

     7.14 The Accounts result from bona fide sales to non-Affiliate customers of Pentech or a Subsidiary in the ordinary course of business.

     7.15 Each of Pentech and each Subsidiary has all Permits and all Consents of Govern mental Authorities required for it to conduct the Business as presently conducted or which it is otherwise required to have under applicable Law, except such Permits or Consents which the failure to have would not, in the aggregate, have a Material Adverse Effect, all such Permits and Consents are in full force and effect and no cancellation or suspension of any thereof is pending or, to Pentech's knowledge, threatened. Except as set forth on Schedule 7.15, the applicability and validity of each such Permit or Consent will not be adversely affected by the consummation of the transactions contemplated by this Agreement. Pentech and each Subsidiary is in compliance with each Law applicable to it and the Business, including without limitation with respect to occupational safety, environmental protection and employment practices, except for such noncompliance which would not, in the aggregate, have a Material Adverse Effect, and none of them has received any written Notice alleging or asserting any material violation of or noncompliance with any such Law.

     7.16 Schedule 7.16 is a complete and correct list and a brief description (including, if applicable, date of application, filing or registration, as the case may be, and the registration and application number) of each Trade Right relating to the Business, whether or not registered in the name of or applied for by Pentech or a Subsidiary, in which Pentech or a Subsidiary has any right or interest, whether through any License Agreement or otherwise. Except as otherwise listed on Schedule 7.16, none of Pentech or any Subsidiary is a licensor or a licensee in respect of any such Trade Right. The Trade Rights listed on Schedule 7.16 are adequate for Pentech and the Subsidiaries to conduct the Business as now operated. Except as otherwise set forth on Schedule 7.16, no Trade Right of Pentech or a Subsidiary relating to the Business conflicts with or infringes on, and there has been no misappropriation or unauthorized use by Pentech or a Subsidiary of, any Trade Right of any other Person, and no Trade Right of any other Person conflicts with or infringes on, and there has been no misappropriation or unauthorized use by any other Person of, any Trade Right of Pentech or a Subsidiary.

     7.17 Schedule 7.17 sets forth a brief description of the Real Property, including the area and the current uses thereof. Each Lease is legal, valid and binding as between Pentech or a Subsidiary, as the case may be, and each other party thereto, and Pentech or a Subsidiary, as the case may be, is a tenant in good standing thereunder, free of any material breach or default whatsoever and quietly enjoys the Real Property subject thereto. None of Pentech or any Subsidiary has assigned any interest in any Lease or sublet any Real Property, nor is any Real Property used or occupied by any other Person. The Real Property is zoned for the purposes for which such Real Property is currently being used. Pentech or a Subsidiary, as the case may be, has legal and valid occupancy Permits for the Real Property. No improvement, fixture or equipment on the Real Property, nor the lease, use or occupancy thereof, is in violation of any applicable Law. No Real Property (a) is subject to any Law, Order or Lien which would materially adversely affect its use or value for the purposes now made of it or (b) has been condemned or otherwise taken, and, to Pentech's knowledge, no condemnation or other taking of any Real Property is pending or threatened.

     7.18 Except as set forth on Schedule 7.18, no Hazardous Material has been generated, used, stored, treated, released or disposed of at, or transported to or from, the Real Property or in connection with the Business, all of which has been conducted in substantial compliance with applicable Law, and no Law, License, Order or Proceeding applicable to Pentech or any Subsidiary or any Assets requires any clean-up or remediation or participation in or contribution to any such clean-up or remediation.

     7.19 Pentech has duly filed all Tax and information returns and reports required to have been filed by it to the date hereof, each of which is complete and correct in all material respects and Pentech has paid all Taxes due to any Governmental Authority required to have been paid by it and has created sufficient reserves or made provision for all Taxes accrued but not yet due and payable by it. Pentech has paid to the proper Governmental Authorities all customs, duties and similar or related charges required to be paid by it with respect to the importation of goods into the United States. No Governmental Authority is now asserting or, to Pentech's knowledge, threatening to assert any deficiency or assessment for additional Taxes with respect to Pentech, nor, to Pentech's knowledge, is there any basis for any such deficiency or assessment. Pentech has not been audited by any Governmental Authority with respect to any fiscal year, and, to Pentech's knowledge, no such audit has been threatened or proposed. Pentech has not waived or consented to any tolling of any limitation period with respect to any Tax liability. Pentech and the Subsidiaries, other than the Joint Venture, are, for federal income tax purposes, members of an affiliated group, which includes no other Person, and no Subsidiary, other than the Joint Venture, files any separate return with respect to any Tax. Pentech has delivered to JAKKS complete and correct copies of the Tax returns of Pentech for each of its three most recently ended fiscal years and any subsequent period for which a return was filed.

     7.20 Schedule 7.20 sets forth a complete and correct list of all Employee Plans either maintained or to which contributions have been made by any ERISA Affiliate and all contributions made to each such Employee Plan for each of the three most recently ended fiscal years of Pentech. Except as set forth on
Schedule 7.20, no ERISA Affiliate has any liability on account of any such Employee Plan for (a) contributions accruing under any such Employee Plan with respect to periods prior to the date hereof; (b) fiduciary breaches by any ERISA Affiliate, any employee of any ERISA Affiliate or any other Person under ERISA or any other applicable Law; or (c) income Taxes by reason of non-qualification of any such Employee Plan. With respect to each such Employee Plan, Pentech has delivered or made available to JAKKS copies of (i) the plan, related trust documents and amendments thereto, (ii) the most recent summary plan description and annual report, and (iii) the most recent actuarial valuation. No event has occurred for which, and there exists no condition or set of circumstances under which, (A) any ERISA Affiliate or any such Employee Plan could be subject to any material liability under Section 502(i) of ERISA or Section 4975 of the Code, or
(B) any ERISA Affiliate could incur any liability with respect to any such Employee Plan that is a multi-employer plan, other than the payment of Pension Benefit Guaranty Corporation premiums and contributions. With respect to each such Employee Plan, (I) each ERISA Affiliate is in compliance in all material respects with the requirements prescribed by all applicable Laws, including without limitation ERISA and the Code, and Orders, and (II) there is no Proceeding (other than routine claims for benefits) pending or, to Pentech's knowledge, threatened, with respect to any such Employee Plan or against the assets of any such Employee Plan.

     7.21 Except as set forth on Schedule 7.21, none of Pentech or any Subsidiary is a party to any collective bargaining, union representation or other labor contract or arrangement; none of Pentech or any Subsidiary has received any Notice from any labor union or group of employees that such union or group represents or intends to represent any of the employees of Pentech or any Subsidiary; and, to Pentech's knowledge, no strike or work interruption by any of its or any Subsidiary's employees is planned, under consideration, threatened or imminent. At no time during the past five years has Pentech or any Subsidiary experienced any strikes, work stoppages or demands for collective bargaining by any union or labor organization or any other group of employees, or been involved in or the subject of any grievance, dispute or controversy by or with any union or labor organization or any other group of employees or any pending or threatened Proceedings based on or related to any employment grievance, dispute or controversy or received any Notice of any of the foregoing.

     7.22 Except in connection with the Plant Closing or as set forth on
Schedule 7.22, to Pentech's knowledge, no employee intends to terminate his or her employment relationship with Pentech or any Subsidiary by reason of the Merger or otherwise. Except as set forth on Schedule 7.22, no director, officer or employee of, or consultant to, Pentech or a Subsidiary is or will become entitled to receive any severance pay or any additional compensation or benefit on account of this Agreement or the Merger, nor shall entering into this Agreement or the consummation of the Merger result in the acceleration of the time of vesting or payment of any compensation or benefit, except as provided in
Section 5.4. Except as set forth on Schedule 7.22, no Affiliate of Pentech or any Subsidiary or any relative, associate or agent thereof has any interest in any Assets, including without limitation any contract for the furnishing of services by, or rental of real or personal property from or to, or requiring payments to, any such Affiliate.

     7.23 Schedule 7.23 sets forth all memberships in resort, recreational or entertainment facilities or organizations owned or paid for, or the dues for which are borne, by Pentech or any Subsidiary and all vehicles, apartments and other facilities owned, leased or operated by Pentech or any Subsidiary and not listed on any other Schedule hereto. Pentech has delivered to JAKKS complete and correct copies of all agreements referred to on Schedule 7.23.

     7.24 Schedule 7.24 is a complete and correct list of the names and addresses of the ten largest suppliers and ten largest customers of Pentech and the Subsidiaries during Pentech's fiscal year ended September 30, 1999 and the total sales to or purchases from such customers or suppliers made by Pentech and the Subsidiaries during such fiscal year. No supplier or customer of Pentech and the Subsidiaries representing in excess of 5% of their aggregate purchases or sales during such fiscal year has advised Pentech or any Subsidiary, formally or informally, that it intends to terminate, discontinue or substantially reduce its business with Pentech or any Subsidiary by reason of the Merger or otherwise.

     7.25 All insurance maintained by Pentech or any Subsidiary is in full force and effect. To Pentech's knowledge, no insurer intends to cancel or refuse to renew any such insurance and there is no basis for any such cancellation or non-renewal. No insurer has disputed or, to Pentech's knowledge, intends to dispute any claim made under any policy and, to Pentech's knowledge, no event has occurred and no circumstance exists which would excuse the performance by any insurer of any of its obligations under any such policy with respect to such claim. None of Pentech or any Subsidiary has been refused any insurance for which it has applied, nor has any insurance carried by Pentech or any Subsidiary been cancelled (other than at the request of Pentech or a Subsidiary).

     7.26 Except as set forth on Schedule 7.26, (a) none of Pentech or any Subsidiary, or any Affiliate thereof, has employed or engaged any Person to act as a broker, finder or other intermediary in connection with the transactions contemplated hereby, and (b) no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by Pentech or any Subsidiary.

     7.27 No representation or warranty by Pentech in this Agreement or any other Merger Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

8. Representations and Warranties of JAKKS.

     JAKKS hereby represents and warrants to Pentech as follows:

     8.1 Each of JAKKS and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each has full corporate power and authority to own its assets and carry on its business as and in the places where such assets are located or such business is conducted. Complete and correct copies of JAKKS' and Newco's respective Certificates of Incorporation, including all amendments thereto, certified by the Secretary of State of Delaware, and their respective Bylaws, including all amendments thereto, certified by the secretaries of JAKKS and Newco, respectively, have been delivered to Pentech. Newco has not conducted any business to date (other than in connection with its organization and entering into this Agreement) and is not required to have a Permit to transact business as a foreign corporation in any jurisdiction. JAKKS owns beneficially and of record all of the outstanding shares of Newco's capital stock free and clear of all Liens or any restriction with respect to the voting or disposition thereof (other than restrictions of general applicability imposed by federal or state securities Laws), and all such shares are duly authorized, validly issued, fully paid and nonassessable.

     8.2 Each of JAKKS and Newco has full corporate power and authority to execute and deliver this Agreement and each other Merger Document to which it is a party and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Merger Document to which it is a party by JAKKS and Newco and the performance of their respective obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of each of them (including without limitation the adoption of this Agreement and the approval of the Merger by JAKKS, as the sole stockholder of Newco). This Agreement has been, and each other Merger Document to which it is a party will be, duly executed and delivered by JAKKS and Newco, respectively, and this Agreement is, and each other Merger Document to which it is a party, when so executed and delivered, will be, a legally valid and binding obligation of JAKKS and Newco, respectively, enforceable against each of them in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (b) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by JAKKS and Newco do not, and the execution and delivery of each other Merger Document by JAKKS and Newco and the performance by JAKKS and Newco of their respective obligations hereunder and thereunder will not, violate any applicable Law or any provision of their respective Certificates of Incorporation or Bylaws and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person, or result in the creation or imposition of any Lien upon either of them or any of their respective assets or the acceleration of the maturity or date of payment or other performance of any obligation of either of them.

     8.3 Except for the filing by JAKKS of an HSR Form and the expiration or early termination of the waiting period under the HSR Act; the Notice required to be given or made pursuant to ECRA and the issuance of a negative declaration or administrative consent order by the NJDEPE; and the filing of the Certificate of Merger with the Secretary of State of Delaware, no Consent of, or Notice to, any Person is required as to JAKKS or Newco in connection with its execution and delivery of this Agreement or any other Merger Document to which it is a party, or the performance of its obligations hereunder or thereunder, or the consummation of the Merger.

     8.4 No Proceeding is pending, or, to JAKKS' knowledge, threatened against or affecting the business, assets or operations of JAKKS or Newco in which an unfavorable Order would prohibit, invalidate or make unlawful, in whole or in part, this Agreement or any other Merger Document, or the carrying out of the provisions hereof or thereof or the transactions contemplated hereby or thereby. There is no Order enjoining JAKKS or Newco in respect of, or the effect of which is to prohibit or curtail their performance of, their respective obligations under this Agreement or any other Merger Document.

     8.5 Neither JAKKS nor Newco has employed or engaged any Person to act as a broker, finder or other intermediary in connection with the transactions contemplated hereby, and no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by JAKKS or Newco.

     8.6 JAKKS has reserved cash sufficient to pay the Merger Consideration.

     8.7 No representation or warranty by JAKKS in this Agreement or in any other Merger Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

9. Certain Covenants.

     9.1 From and after the date hereof and until the Closing or the termination of this Agreement, the parties hereto shall use their respective commercially reasonable best efforts, and shall cooperate with each other, to cause the consummation of the Merger in accordance with the terms and conditions hereof, including without limitation giving any Notice to or obtaining the Consent of any Governmental Authority, or any other Person with respect to any Material Contract, in each case, by reason of the Merger. In particular, Pentech and JAKKS shall use their respective commercially reasonable best efforts:

          (a) to obtain the environmental audit report(s) referred to in
     Section 10.2(e), to give any Notice required under ECRA and to obtain any Consent of the NJDEPE required to permit the consummation of the Merger thereunder; and

          (b) to file HSR Forms under the HSR Act as soon as practicable after the date hereof and to obtain early termination of the waiting period, including without limitation filing such additional documents and furnishing such additional information as the Federal Trade Commission or the Antitrust Division of the Department of Justice may request; provided that no provision hereof shall require JAKKS or Pentech to divest any business or assets or to hold any business or assets separate. The filing fees payable in respect of the filing of the HSR Forms shall be payable by JAKKS.

     9.2 As soon as practicable after Pentech's receipt of a Fairness Opinion, Pentech shall prepare and file with the SEC preliminary proxy materials relating to the Stockholders' Meeting, including the Notice of such meeting, proxy statement and form of proxy, in accordance with the applicable provisions of the Exchange Act, shall use its best efforts to file with the SEC such additional documents and furnish to the SEC such additional information as the SEC may request and otherwise respond to the SEC's comments, if any, on the preliminary proxy materials and any such other documents or information. Pentech shall make such changes in the proxy materials as are appropriate based on the SEC's comments, if any, and shall cause the proxy materials to comply as to form in all material respects with the requirements of the Exchange Act and shall prepare and file definitive proxy materials in accordance with the applicable provisions of the Exchange Act. Pentech shall provide to JAKKS a draft of any proxy materials or other document to be filed with the SEC in connection with the Stockholders' Meeting or the Merger and advise it of any information to be furnished to the SEC at a reasonably sufficient time in advance in order to allow JAKKS to review the same and give to Pentech any comments or suggestions it may have thereon. Pentech shall also furnish to JAKKS copies of any correspondence to or from the SEC relating to the proxy materials and advise JAKKS of the SEC's comments, if any, thereon, and shall confer with JAKKS as to the appropriate response thereto. Pentech shall pay the filing fee, if any, applicable to the filing of the proxy materials with the SEC. JAKKS shall cooperate with Pentech in connection with the preparation and filing of the proxy materials and in responding to any SEC comments thereon, and shall provide to Pentech, at Pentech's request, any information required to be included in the proxy materials (including in any amendment or supplement thereto) in accordance with the Exchange Act and so that the definitive proxy materials shall not at any time prior to or at the Effective Time contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     9.3 Pentech shall take all actions required to call, give Notice of, and hold the Stockholders' Meeting as soon as reasonably practicable after the date hereof, including printing and mailing definitive proxy materials. Pentech shall also take all lawful actions to solicit the Stockholder Approval, including without limitation including in the definitive proxy materials the recommendation of Pentech's Board of Directors in favor of the adoption of this Agreement and the approval of the Merger, unless such recommendation or the inclusion thereof in the definitive proxy materials would cause any of Pentech's directors to breach his fiduciary duty or cause Pentech or any of its directors, officers, employees or agents to violate any applicable Law.

     9.4 From and after the date hereof, none of Pentech, any Subsidiary, any Principal Stockholder, any Affiliate thereof, or any director, officer, employee or other agent or representative of any of them, shall, directly or indirectly, accept or solicit any inquiry, offer or proposal from any Person other than JAKKS with respect to any transaction involving any sale or other disposition of the Business or any Assets (other than in the ordinary course of business) or any capital stock of Pentech or any Subsidiary. Pentech shall promptly advise JAKKS of the receipt of any such inquiry, offer or proposal and the material terms thereof.

     9.5 Pentech shall not take any Alternative Action, except, subject to the provisions of this Section and the payment of the Termination Fee, if applicable, with respect to any Alternative Proposal that (a) is made in writing, (b) Pentech's Board of Directors determines in good faith in the exercise of its business judgment is reasonably capable of being completed on the terms proposed and if so completed would result in an Alternative Transaction that, from a financial point of view, would be superior and more beneficial to Pentech's stockholders than the Merger, and (c) Pentech's Board of Directors determines in good faith that its failure to consider such Alternative Proposal or to withdraw, modify or qualify its approval or recommendation of the Merger would cause it to violate its fiduciary duties under applicable Law (a "Superior Proposal"). Prior to entering into any negotiations or discussions with any other Person with respect to, or furnishing confidential information or otherwise responding to, any Superior Proposal, Pentech shall enter into a confidentiality agreement with such Person (which agreement may not include any provision granting to such Person an exclusive right to negotiate with Pentech with respect to an Alternative Transaction). No provision hereof shall preclude Pentech or its Board of Directors from complying with the requirements of Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to the Merger or any Alternative Proposal. Subject to Pentech's compliance with the conditions of this Section 9.5, prior to obtaining the Stockholder Approval, Pentech's Board of Directors may withdraw its approval or recommendation of the Merger, or modify or qualify such approval or recommendation, or approve or recommend a Superior Proposal if Pentech shall give to JAKKS written Notice thereof at least five (5) business days prior thereto. Unless this Agreement is terminated in accordance with Article 12 prior to the Stockholders' Meeting, notwithstanding Pentech's receipt of any Alternative Proposal or any Alternative Action, Pentech shall hold the Stockholders' Meeting and call for a vote of its stockholders for the adoption of this Agreement and the approval of the Merger.

     9.6 Except as set forth on Schedule 9.6, from and after the date hereof and until the Closing, except as otherwise provided elsewhere herein or as JAKKS may otherwise consent (which consent may not be unreasonably withheld), Pentech and each Subsidiary shall:

          (a) conduct the Business in ordinary course;

          (b) use commercially reasonable best efforts to preserve the Business and Assets and maintain their respective relationships with customers and other Persons with which they have material business dealings;

          (c) not enter into any Restrictive Agreement;

          (d) not (i) sell, lease, transfer or dispose of any material Asset, other than sales of merchandise from inventory in the ordinary course of business or the disposal of defective, obsolete or otherwise unusable Assets or (ii) terminate any Material Contract, except upon expiration of the term thereof as provided therein;

          (e) use commercially reasonable best efforts to maintain all required Permits and Consents and to comply with all applicable Orders;

          (f) use commercially reasonable best efforts to maintain in full force and effect (or to replace on substantially equivalent terms) all currently applicable insurance;

          (g) except as required under any agreement applicable to Pentech or a Subsidiary or in the ordinary course of business consistent with its past practices, not increase the compensation or other employment benefits payable to or for the benefit of any employee, or enter into, adopt or modify any Employee Plan or other agreement, plan, commitment or arrangement to provide to any employee or other Person any deferred compensation, retirement, severance or other similar payment or benefit;

          (h) not make any loan or advance or otherwise extend any credit to any director or officer of Pentech or a Subsidiary or any Affiliate of any such director or officer;

          (i) not amend its certificate or articles of incorporation or organization or Bylaws;

          (j) not merge or consolidate with any other Person or purchase or otherwise acquire any securities of, or other equity interest or participation in, any Person (other than a Subsidiary);

          (k) other than pursuant to Pentech's current credit facility, not incur or assume any Indebtedness in an amount in excess of $250,000;

          (l) not purchase or otherwise acquire any securities of, or make any other investment in, any Person or enter into or create any joint venture;

          (m) not acquire (other than in the ordinary course of business) the business or assets, substantially as a whole, of any other Person, or make any capital expenditure in excess of $250,000;

          (n) not declare, set aside or pay any dividend or make any other distribution in cash, securities or other property, on or in respect of any capital stock (other than a cash dividend or distribution by any Subsidiary to Pentech or any other Subsidiary);

          (o) not split or reverse-split any capital stock or effect any other recapitalization or capital reorganization, or issue or reserve for issuance any capital stock, other than upon the exercise of an Option outstanding on the date hereof in accordance with the terms thereof, or issue or grant any option, warrant or right to purchase, or security or instrument convertible into or exercisable for, any capital stock; or

          (p) enter into, adopt or assume any agreement, commitment or arrangement which obligates Pentech or any Subsidiary to act or to refrain from acting in violation of, or in a manner inconsistent with, any of the foregoing.

     9.7 From and after the date hereof and until the Closing, Pentech shall furnish to JAKKS such information with respect to the Business and Assets as JAKKS may from time to time reasonably request and shall permit JAKKS and its authorized representatives access, at a mutually-agreeable time during regular business hours and upon reasonable Notice, to conduct a physical inventory of the Assets, to inspect the Real Property, to examine the books and records of Pentech or any Subsidiary and to make inquiries of responsible Persons designated by Pentech with respect thereto; provided that any information so disclosed to JAKKS shall not constitute an additional representation or warranty of Pentech beyond those expressly set forth in Article 7; and provided further that all such information shall be subject to Section 9.9.

     9.8 From and after the date hereof and until the Closing, no party hereto shall make any press release or other public announcement with respect to this Agreement or the Merger, without the prior written consent of the other parties (which consent shall not be unreasonably withheld), unless such announcement is required by Law, in which case the other parties shall be given Notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure.

     9.9 JAKKS and Newco acknowledge that certain information relating to or concerned with the Business and the affairs of Pentech and the Subsidiaries, including without limitation all Trade Rights, product information, customer and supplier lists, marketing and sales data, personnel and financing and Tax matters is proprietary and that its confidentiality is absolutely essential to the operation of the Business. Until the Closing, such information shall be subject to that certain Confidentiality and Non-Disclosure Agreement dated as of November 19, 1999 to which the parties hereby agree to be bound and which is incorporated herein by this reference.

     9.10 From and after the Effective Time, JAKKS shall:


          (a) cause Pentech, as the surviving corporation to, and Pentech, as the surviving corporation shall, subject to any condition or limitation provided by DGCL ss.145 or other applicable Law, indemnify each Person who at any time prior to the Effective Time shall have been a director or officer of Pentech or a Subsidiary and hold each such Person harmless from and against any loss, liability, obligation, damage or expense, including reasonable attorneys' fees and disbursements, which any of them may suffer or incur in connection with any claim or Proceeding against any of them based upon or resulting from any act or omission occurring at or prior to the Effective Time, including any acts or omissions in connection with this Agreement or the Merger, in the same manner and to the same extent as is provided in the certificate or articles of incorporation or organization, Bylaws and any indemnification agreement of Pentech or a Subsidiary, as applicable, on the date hereof;


          (b) cause Pentech's Bylaws at all times during the six-year period following the Closing Date to include provision for such indemnification and a provision regarding the elimination or limitation of liability of all such Persons in the manner and to the extent provided in the certificate or articles of incorporation or organization, or the Bylaws of Pentech or a Subsidiary, as applicable; and

          (c) cause to be maintained throughout such six-year period directors' and officers' liability insurance substantially equivalent to that provided to such Persons by Pentech on the date hereof.

10. Conditions to Closing.

     10.1 The obligation of the parties hereto to consummate the Merger in accordance herewith shall be subject to the satisfaction (or waiver) at the Effective Time of each of the following conditions:

          (a) Pentech shall have received a Fairness Opinion;

          (b) the Stockholder Approval shall have been obtained and be in effect;

          (c) the waiting period under the HSR Act shall have expired or been terminated;

          (d) no Order or Law shall be in effect which (i) makes illegal or prohibits consummation of the Merger or (ii) would have a Material Adverse Effect, and no Proceeding which could result in the enactment or adoption of any such Law or the issuance of any such Order shall be pending;

          (e) except for the filing of the Certificate of Merger, each Consent of, or Notice to, any Governmental Authority required for the consummation of the Merger and for the surviving corporation to conduct the Business, including without limitation any Order or other action by the NJDEPE under ECRA, shall have been obtained or given; and

          (f) the Services Agreements shall have been executed and delivered by the respective parties thereto.

     10.2 The obligation of JAKKS and Newco to consummate the Merger in accordance herewith shall also be subject to the satisfaction (or waiver) at the Effective Time of each of the following conditions:

          (a) each of the representations and warranties made by Pentech herein that is qualified as to Material Adverse Effect shall be true, and each of the representations and warranties made by Pentech herein that is not so qualified shall be true in all material respects, at and as of the Effective Time;

          (b) Pentech shall have, in all material respects, performed and complied with all obligations and conditions to be performed or complied with by it hereunder;

          (c) since the date of this Agreement, no event shall have occurred and no circumstances shall have existed which has had or would have a Material Adverse Effect;

          (d) each holder of an Option that does not by its terms or pursuant to the Option Plan under which it is granted terminate at the Effective Time shall have executed and delivered to JAKKS an agreement terminating such Option at the Effective Time;

          (e) JAKKS shall have received environmental audit report(s) from environmental engineering or consulting firm(s) reasonably satisfactory to JAKKS and Pentech (i) confirming that there is no material likelihood that the aggregate cost of environmental site remediation or clean-up at any Real Property or other facility or site (including without limitation for the treatment, storage or disposal of Hazardous Materials and underground storage tanks) listed on Schedule 7.17 or Schedule 7.18 located in the State of New Jersey would exceed $75,000, and (ii) not indicating that there is any other material environmental liability associated with any such Real Property or other facility or site;

          (f) JAKKS shall have received an opinion of Grotta, Glassman & Hoffman, P.A., in form and substance reasonably satisfactory to JAKKS, to the effect that Pentech has complied in all material respects with applicable Laws relating to ERISA, labor and employment matters and confirming in substance Pentech's representations and warranties in Sections 7.20, 7.21 and 7.22; and

          (g) Pentech and the Subsidiaries shall execute and/or deliver at the Closing all the documents so to be executed and/or delivered by them and take all other actions at the Closing required to be taken by them pursuant to Article 11.

     10.3 The obligation of Pentech to consummate the Merger in accordance herewith shall also be subject to the satisfaction (or waiver) prior to or at the Closing of each of the following conditions:

          (a) each of the representations and warranties made by JAKKS herein shall be true in all material respects at and as of the Effective Time;

          (b) JAKKS shall have, in all material respects, performed and complied with all obligations and conditions to be performed or complied with by it hereunder;

          (c) JAKKS shall have obtained the Consent of Bank of America, N.A., as required under Pentech's current credit facility or shall have satisfied and discharged all outstanding monetary obligations under such facility; and

          (d) JAKKS and Newco shall execute and/or deliver at the Closing all the documents so to be executed and/or delivered by them and take all other actions at the Closing required to be taken by them pursuant to
     Article 11.

11. Closing.

     11.1 The Closing shall be held at the offices of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, New York 10022 on the earliest practicable date, and in any event on or before the second business day, after the satisfaction (or waiver) or all conditions to closing provided in Article 10 (other than any condition which, by its terms, is to be satisfied at the Closing), or at such other place or on such other date, and at such time, as the parties hereto may agree. The execution and/or delivery of each document to be executed and/or delivered at the Closing and each other action to be taken at the Closing shall be subject to the condition that every other document to be executed and/or delivered at the Closing is so executed and/or delivered and every other action to be taken at the Closing is so taken, and all such documents and actions shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously.

     11.2 At the Closing, Pentech shall:

          (a) deliver to JAKKS the resignations, effective at the Effective Time, of all of the respective directors and officers immediately prior to the Effective Time of Pentech and each Subsidiary;

          (b) deliver to JAKKS a certificate of Pentech's chief executive officer and chief financial officer to the effect that the conditions set forth in Section 10.2 have been satisfied;

          (c) deliver to JAKKS the agreements referred to in Section 10.2(d);
     and

          (d) deliver to JAKKS such other agreements, instruments, certificates and documents as JAKKS may reasonably request to effect the consummation of the Merger.

     11.3 At the Closing, JAKKS shall:

          (a) cause the Certificate of Merger to be filed with the Secretary of State of Delaware;

          (b) deliver to the Paying Agent written Notice of the effectiveness of the Merger, authorizing the Paying Agent to pay the Merger Consideration;

          (c) deliver to Pentech a certificate of JAKKS' chief executive officer and chief financial officer to the effect that the conditions set forth in
     Section 10.3 have been satisfied; and

          (d) deliver to Pentech such other agreements, instruments, certificates and documents as Pentech may reasonably request to effect the consummation of the Merger.

12. Termination.

     12.1 This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual agreement of JAKKS and Pentech;

          (b) by Pentech, if Pentech shall not have received a Fairness Opinion on or before July 31, 2000;

          (c) if the Closing shall not have occurred on or before November 30, 2000, or such later date to which JAKKS and Pentech may agree, by JAKKS or Pentech, upon written Notice to such effect to the other;

          (d) by JAKKS or Pentech at any time after the Stockholders' Meeting, if the Stockholder Approval is not obtained;

          (e) by JAKKS, if (i) there shall be any material breach of any representation or warranty by, or any failure to perform any material covenant or other obligation of, Pentech, and, unless such breach or failure is incapable of being cured within a period of 30 days after the giving of written Notice thereof to the breaching or defaulting party, JAKKS gives such Notice to such party and such breach or failure shall not be cured within 30 days of the giving of such Notice, upon written Notice of termination to Pentech; or (ii) an Alternative Action shall have been taken;

          (f) by Pentech, if (i) there shall be any material breach of any representation or warranty by, or any failure to perform any material covenant or other obligation of, JAKKS or Newco, and, unless such breach or failure is incapable of being cured within a period of 30 days after the giving of written Notice thereof to the breaching or defaulting party, Pentech gives such Notice to such party and such breach or failure shall not be cured within 30 days of the giving of such Notice, upon written Notice of termination to JAKKS; or (ii) an Alternative Action shall have been taken with respect to a Superior Proposal and Pentech shall have paid the Termination Fee to JAKKS.

     12.2 Subject to the rights of the other parties hereto, either Constituent Corporation may, by resolution of its Board of Directors, abandon the Merger prior to the Effective Time, notwithstanding that the stockholders of either Constituent Corporation shall have approved and authorized the same.

     12.3 Upon termination of this Agreement pursuant to Section 12.1, all obligations of the parties shall terminate except those under Sections 12.4 and
12.5 and Article 13; provided that, except as provided in Section 12.5, no such termination shall relieve any party hereto of any liability to any other party by reason of any breach of or default under this Agreement.

     12.4 If (a) this Agreement is terminated by JAKKS pursuant to Section 12.1(d) because any Principal Stockholder shall have failed to vote his shares of Pentech Common Stock in favor of the Merger at the Stockholders' Meeting or otherwise made any material misrepresentation or failed in any material respect to comply with his obligations pursuant to the Voting Agreement, or pursuant to
Section 12.1(e)(ii); or (b) Pentech terminates this Agreement pursuant to
Section 12.1(f)(ii), Pentech shall pay to JAKKS a termination fee in the amount of $1,000,000 (the "Termination Fee") within 15 days of such termination.

     12.5 The Termination Fee shall constitute liquidated damages to JAKKS in respect of all losses, liabilities, damages and expenses suffered or incurred by JAKKS by reason of the termination of this Agreement or the failure of Pentech to close the Merger under the circumstances referred to in Section 12.4 and shall be in lieu of any other remedy or relief otherwise available to JAKKS by reason thereof. The parties hereto acknowledge that it would be impracticable to ascertain the amount of all losses, liabilities, damages and expenses (including all legal fees and expenses relating to the Merger) that would be suffered or incurred by JAKKS under the circumstances described in Section 12.4 and that the amount of the Termination Fee represents a fair and reasonable estimate of such losses, liabilities, damages and expenses and provides a reasonable and certain amount to compensate JAKKS therefor.

13. Miscellaneous.

     13.1 Termination of Representations and Warranties. No representation or warranty of any party hereto shall survive the Effective Time.

     13.2 Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association among the parties hereto, or to authorize or to empower any party hereto to act on behalf of, obligate or bind any other party hereto.

     13.3 Fees and Expenses. Except as otherwise expressly provided herein, each party hereto shall bear such fees and expenses as may be incurred by it in connection with this Agreement and the Merger.

     13.4 Notices. Any Notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to JAKKS or Newco at:                  22761 Pacific Coast Highway
                                       Malibu, California 90265
                                       Attn: President
                                       Fax: (310) 317-8527

with a copy to:                        Feder, Kaszovitz, Isaacson,
                                       Weber, Skala & Bass LLP
                                       750 Lexington Avenue
                                       New York, New York 10022
                                       Attn: Murray L. Skala, Esq.
                                       Fax: (212) 888-7776

to Pentech at:                         Pentech International Inc.
                                       195 Carter Drive
                                       Edison, New Jersey 08817
                                       Attn: President
                                       Fax: (732) 287-3127
with copies to:                        Kalin & Associates, P.C.
                                       1 Penn Plaza, Suite 1425
                                       250 West 34th Street
                                       New York, New York 10119
                                       Attn: Richard S. Kalin, Esq.
                                       Fax: (212) 239-8401

                                            and

                                       Camhy Karlinsky & Stein LLP
                                       1740 Broadway, 16th Floor
                                       New York, New York 10019-4315
                                       Attn: Alan I. Annex, Esq.
                                       Fax: (212) 977-8389

or such other address as any party hereto may at any time, or from time to time, direct by Notice given to the other parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such Notice or demand shall be, in the case of clause (a)(i), the date of the receipt; in the case of clause (a)(ii), five business days after such Notice or demand is sent; and, in the case of clause (b), the business day next following the date such Notice or demand is sent.


     13.5 Amendment. At any time prior to the Effective Time and notwithstanding that the Stockholder Approval has been obtained, JAKKS and Pentech may amend this Agreement, if such amendment is authorized and approved by the respective Boards of Directors of the Constituent Corporations; provided that, after the Stockholder Approval is obtained, no such amendment may be made which is prohibited or which would require further action by Pentech's stockholders, pursuant to DGCL ss.251(d) or other applicable Law; and provided further that no such amendment shall, unless each Principal Stockholder agrees or otherwise consents in writing thereto, impose any additional obligation on such Principal Stockholder, as such, or deprive such Principal Stockholder of any right, power or privilege, other than as provided herein prior to such amendment. No amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf JAKKS and Pentech.


     13.6 Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

     13.7 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the Laws of the State of Delaware without regard to principles of choice of Law or conflict of Laws.

     13.8 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in the County of New York, State of New York, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such Proceeding may be effected in the manner provided by clause (a) (ii) of Section 13.4.

     13.9 Remedies. In the event of any actual or prospective breach or default by any party hereto, any other party hereto shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. Except as otherwise expressly provided in Section 13.5, All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

     13.10 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

     13.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

     13.12 Further Assurances. Each party hereto shall cooperate with the other parties hereto and shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to consummate and perfect the transactions contemplated hereby.

     13.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Section 10.10, this Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

     13.14 Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect.

     13.15 Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

     13.16 Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

     13.17 Knowledge. The qualification or limitation of any statement made herein to a party's "knowledge" or to a matter "known" to a party refers to the actual knowledge (but not imputed or constructive knowledge) of the directors, officers and operational managers of such party, after reasonable due inquiry.

     13.18 References. The terms "herein," "hereto," "hereof," "hereby" and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

     13.19 No Presumptions. Each party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other party hereto drafted or controlled the drafting of this Agreement.

     13.20 Incorporation by Reference. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated in their entirety herein by this reference.

     13.21 Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto.

     IN WITNESS WHEREOF, JAKKS and the Constituent Corporations, by their respective duly authorized officers, and the Principal Stockholders have duly executed this Agreement as of the date set forth in the Preamble hereto.

Pentech International Inc.                                Jakks Pacific, Inc.

By: s/ DAVID MELNICK                                      By: s/ JACK FRIEDMAN
    -------------------------------------------------         -------------------------------------------------
    Name: David Melnick                                       Name: Jack Friedman
    Title: Chief Executive Officer                            Title: Chairman (Chief Executive Officer)

                                                          JAKKS ACQUISITION II, INC.

                                                          By: s/ JACK FRIEDMAN
                                                              -------------------------------------------------
                                                              Name: Jack Friedman
                                                              Title: President (Chief Executive Officer)

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